UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 27, 2005

Retail Ventures, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-10767	20-0090238

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3241 Westerville Road, Columbus, Ohio	43224

(Address of principal executive offices)	(Zip Code)

(614) 471-4722

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

Establishment of Reserve Relating to Credit Card Theft.

     On March 8, 2005, Retail Ventures, Inc. (the “Company”, “RVI” or “we”) announced that it had learned of the theft of credit card and other purchase information from a portion of its DSW customers. On April 18, 2005, we issued the findings from our investigation into the theft. The theft took place primarily over two weeks and covered all customers who made purchases at 108 DSW stores, primarily during a three-month period from mid-November 2004 to mid-February 2005. Transaction information involving approximately 1.4 million credit cards was obtained. For each card, the stolen information included credit card or debit card numbers, name and transaction amount. In addition, data from transactions involving approximately 96,000 checks were stolen. In these cases, checking account numbers and driver’s license numbers were obtained.

     We have contacted and are cooperating with federal law enforcement and other authorities with regard to this matter. To mitigate potential negative effects on our business and financial performance, we have been working with credit card companies and issuers and trying to contact as many of our affected customers as possible. On June 6, 2005, the Ohio Attorney General brought an action against us in the Court of Common Pleas in Franklin County, Ohio (State of Ohio v. DSW Inc.) seeking to require us to notify all customers affected by the theft who have not thus far been notified by us. There can be no assurance that there will not be additional proceedings in the future. In addition, we are working with a leading computer security firm to minimize the risk of any further data theft.

     As of April 30, 2005, we estimate that the potential exposures for losses related to this theft range from approximately $6.5 million to approximately $9.5 million. Because of many factors, including the early development of information regarding the theft and recoverability under insurance policies, there is no amount in the estimated range that represents a better estimate than any other amount in the range. Therefore, in accordance with Financial Accounting Standard No. 5, ‘‘Accounting for Contingencies,’’ we have accrued a charge to operations in the first quarter of fiscal 2005 equal to the low end of the range set forth above. As the situation develops and more information becomes available to us, the amount of the reserve may increase or decrease accordingly. The amount of any such change may be material.

     We do not yet know what effect this incident may have on our customers’ perception of us. Since the announcement of the theft, we have not discerned any negative effect on comparable store sales trends after accounting for the shifting Easter holiday. However, given the short time period involved, these recent trends may not be indicative of the long-term effects of the incident.

DSW IPO Update.

     On March 14, 2005, the Company announced that: DSW will pursue an initial public offering (IPO); DSW will use a portion of the net proceeds from the IPO to repay intercompany indebtedness owed to RVI; RVI will use such funds to repay in part intercompany indebtedness owed to Value City Department Stores LLC, a wholly-owned subsidiary of RVI (“Value City”); and Value City will use such funds to pay down its $100 million term loan facility and a portion of its revolving credit facility, which it will refinance at the time of the IPO.

2

     Today, DSW filed the second amendment to its registration statement with the U.S. Securities and Exchange Commission.

     In addition to using the net proceeds from the repayment of indebtedness to repay its $100 million term loan facility and a portion of its revolving credit facility as previously announced, subject to the amount of net proceeds from the IPO, Value City expects to use such funds to pay down $25 million of its $75 million senior subordinated convertible loan facility on or about the date of the consummation of the IPO. The senior convertible loan will be converted into a non-convertible loan and the capital stock of DSW held by RVI will continue to secure the amended loan facility. In addition, in connection with the amendment and restatement of the senior convertible loan, RVI has agreed to issue to the senior convertible lenders warrants to purchase $75 million worth of RVI or DSW shares, or a combination thereof, pursuant to an agreed formula among RVI and the senior convertible lenders. RVI continues to believe that this use of the proceeds will strengthen its balance sheet and improve debt coverage, and that as a result of reduced debt service costs, RVI will be in a better position to implement its new business plan after the IPO as previously stated.

     RVI expects that DSW will complete the IPO in 2005, subject to market conditions. After the IPO, the Company expects to own a majority of the outstanding common shares of DSW.

     Certain of RVI’s statements in this Form 8-K are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future, and include statements in this document regarding forecasts and expectations of the financing to support RVI’s current operating initiatives and growth objectives. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in RVI’s business, and other risks and uncertainties detailed from time to time in RVI’s periodic reports filed with the Securities and Exchange Commission, including RVI’s Form 10-K for the fiscal year ended January 29, 2005, as amended. One or more of these factors may have affected, and could in the future affect, RVI’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate and that the objectives and plans of RVI will be achieved. Issuance of such forward-looking statements should not be regarded as a representation by RVI or any other person. All forward-looking statements made in this document are based on information presently available to management, and RVI assumes no obligation to update any forward-looking statements.

3

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Retail Ventures, Inc.
By:	/s/ James A. McGrady

James A. McGrady Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Date: June 7, 2005

4